Filed Pursuant to Rule 424(b)(5)
Registration No. 333-240348

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.0001 per share	4,527,558	$127.00	$574,999,866	$74,635

(1)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase up to an additional 590,551 shares of common stock.
(2)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-240348) being paid herewith.

Prospectus Supplement

(To prospectus dated August 4, 2020)

3,937,007 Shares

Common Stock

Avalara, Inc. is offering 3,937,007 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “AVLR.” The last reported sale price of the common stock on the New York Stock Exchange on August 5, 2020 was $133.44 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-9 of this prospectus supplement and page 6 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$127.00	$499,999,889
Underwriting discount(1)	$4.1275	$16,249,996
Proceeds, before expenses, to Avalara	$122.8725	$483,749,893

(1)	See the section titled “Underwriting” for a description of the compensation payable to the underwriters

To the extent that the underwriters sell more than 3,937,007 shares of common stock, the underwriters have the option to purchase up to an additional 590,551 shares from us at the public offering price less the underwriting discount for a period of thirty days.

The underwriters expect to deliver the shares against payment in New York, New York on August 10, 2020.

Goldman Sachs & Co. LLC	BofA Securities	Morgan Stanley	Citigroup

Needham & Company	Canaccord Genuity	JMP Securities	Mizuho Securities

Piper Sandler	Raymond James	Stifel	William Blair

Prospectus Supplement dated August 5, 2020

Prospectus Supplement

Prospectus

Unless the context otherwise requires, we use the terms “Avalara,” the “Company,” “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus to refer to Avalara, Inc. and, where appropriate, our consolidated subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. The prospectus and prospectus supplement are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our common stock under the accompanying prospectus on terms to be determined by market conditions at the time of the offering.

You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, in their entirety before making an investment decision. You should assume that the information in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein and any free writing prospectus we have authorized for use in connection with this offering and filed with the SEC are accurate or complete only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus and any authorized free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information included or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock offered by this prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding future events or our future results of operations, financial condition, business, strategies, acquisitions, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “continue,” “could,”

S-ii

“estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. We have based these forward-looking statements largely on our current plans, expectations, and projections about future events and financial trends that we believe may affect our results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management. You should read this prospectus supplement and the accompanying prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus supplement forms a part completely and with an understanding that our actual future results may be materially different from what we expect. Forward-looking statements are based on information available to our management as of the date of this prospectus supplement and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

•	our ability to attract new customers on a cost-effective basis and the extent to which existing customers renew and upgrade their subscriptions;

•	the timing of our introduction of new solutions or updates to existing solutions;

•	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

•	our ability to maintain and expand our strategic relationships with third parties;

•	our ability to deliver our solutions to customers without disruption or delay;

•	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

•	our ability to expand our international reach;

•	the potential effects on our business of events beyond our control such as the current novel coronavirus (“COVID-19”) pandemic; and

•

other factors discussed in other sections of this prospectus supplement and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus supplement and incorporated by reference in this prospectus supplement from our periodic reports on file with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our periodic reports on file with the SEC and incorporated by reference herein.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Further, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to

S-iii

indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on our forward-looking statements and you should not rely on forward-looking statements as predictions of future events. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements. The forward-looking statements made in this prospectus supplement speak only as of the date of this prospectus supplement. We undertake no obligation to update any forward-looking statements made in this prospectus supplement to reflect events or circumstances after the date of this prospectus supplement or to reflect new information or the occurrence of unanticipated events, except as required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-iv

SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and incorporated by reference in this prospectus from our periodic reports on file with the Securities and Exchange Commission (the “SEC”), and our consolidated financial statements and related notes incorporated by reference herein.

Our Company

Avalara’s motto is “Tax compliance done right.” The rise of digital commerce and international trade, coupled with constantly shifting taxation and reporting obligations imposed by the global patchwork of local, regional, state, and national taxing authorities, has created a tremendously complex and onerous compliance burden for businesses of all sizes. Avalara’s mission is to provide solutions for this challenge, allowing companies to focus on their core operations. We provide a leading suite of cloud-based solutions designed to improve accuracy and efficiency by automating the processes of determining taxability, identifying applicable tax rates, determining and collecting taxes, preparing and filing returns, remitting taxes, maintaining tax records, and managing compliance documents. Our vision is to be the global cloud compliance platform.

The Avalara Compliance Cloud combines an advanced database of broad, deep, and up-to-date tax content with technology for executing compliance processes, including tax determination, tax document management, and returns preparation and filing. Our platform powers a suite of solutions that enable businesses to address the complexity of transaction tax compliance, process transactions in real time, produce detailed records of transaction tax determinations, and reduce errors, audit exposure, and total transaction tax compliance costs. Businesses that use our solutions can allocate fewer personnel to manage transaction tax compliance and focus their efforts on core business operations.

Businesses across industries and of all sizes, ranging from small businesses to Fortune 100 companies, use our solutions. We believe that the total addressable market for transaction tax compliance solutions is large and underpenetrated. We estimate that the addressable market in the United States alone for the solutions we offer today is over $8 billion. However, we believe this figure understates our total addressable market, as it does not account for businesses outside the United States, or potential future expansion in the solutions we offer and corresponding potential increases in average annual revenue per customer.

While most of our revenue is currently generated by customers located in the United States, we support transaction tax compliance in Europe, South America, and Asia, and we are continuing to expand our international presence. We have acquired and integrated multiple businesses, primarily to augment the tax content of the Avalara Compliance Cloud, serve the needs of businesses in different geographies or industries, or improve our ability to serve all aspects of transaction tax compliance. We intend to continue pursuing opportunities to broaden our suite of solutions and international presence and integrating new content and solutions.

Corporate Information

Our principal executive offices are located at 255 South King Street, Suite 1800, Seattle, Washington 98104, and our telephone number is (206) 826-4900. Our website is www.avalara.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only. We were incorporated in the State of Washington in August 1999 under the name Advantage Solutions, Inc. and changed our name to Avalara, Inc. in December 2005.

2

The Offering

Common stock offered by us	3,937,007 shares of our common stock

Option to purchase additional shares from us	590,551 shares of our common stock

Common stock to be outstanding after this offering	83,476,033 shares (or 84,066,584 shares if the option to purchase additional shares is exercised in full)

Use of proceeds	We estimate that the net proceeds from this offering to us will be approximately $482.9 million (or approximately $555.5 million if the option to purchase additional shares is exercised in full), and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, which will likely include funding acquisitions or investments in complementary businesses, products, services, technologies, or other assets, and may include continued investment in our sales and marketing efforts, product development, general and administrative matters, and working capital. Although we have not entered into any definitive agreements or commitments with respect to these acquisitions at this time, if any such transactions are consummated we may use all or a substantial portion of the proceeds from this offering to fund the purchase price of those acquisitions or to replenish our existing cash resources used for that purpose. See “Use of Proceeds” for additional information.

Risk factors	Investment in our common stock involves risk. See “Risk Factors” and all other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a discussion of factors that should be considered before investing in our common stock.

New York Stock Exchange Symbol	“AVLR”

The number of shares of our common stock to be outstanding after the closing of this offering is based on 79,539,026 shares of our common stock outstanding as of June 30, 2020 and excludes:

•

4,379,734 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2020, at a weighted-average exercise price of $24.84 per share, and 2,232,958 shares of common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2020;

•	9,111,608 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (our “2018 Plan”), as of June 30, 2020; and

•	1,851,268 shares of common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan (our “ESPP”), as of June 30, 2020.

Our 2018 Plan and our ESPP provide for automatic annual increases in the number of shares reserved thereunder.

Except as otherwise indicated, all information in this prospectus supplement assumes and reflects no exercise by the underwriters of their option to purchase an additional 590,551 shares of our common stock.

Summary Consolidated Financial Data

We derived the following summary consolidated statements of operations data for the years ended December 31, 2017, 2018 and 2019 and the summary consolidated balance sheet data as of December  31, 2018 and 2019 from audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019 (our “2019 Annual Report”), which is incorporated by reference herein. The summary consolidated statements of operations data for the six months ended June 30, 2019 and 2020, and the summary consolidated balance sheet data as of June  30, 2020, are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, incorporated by reference herein. The unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our results of operations for the six months ended June 30, 2019 and 2020 and of our financial position as of June 30, 2020. Historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data set forth below should be read together with the financial statements and the related notes to those statements, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in our periodic reports on file with the SEC, which are incorporated by reference herein.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019(2)	2019(2)	2020(2)
				(unaudited)
	(in thousands)
Revenue:
Subscription and returns	$199,942	$254,056	$355,181	$163,239	$214,065
Professional services	13,217	18,042	27,240	13,030	13,865

Total revenue	213,159	272,098	382,421	176,269	227,930

Cost of revenue:
Subscription and returns	48,849	66,556	97,824	43,916	58,296
Professional services	9,128	12,093	17,475	8,726	9,288

Total cost of revenue(1)	57,977	78,649	115,299	52,642	67,584

Gross profit	155,182	193,449	267,122	123,627	160,346

Operating expenses:
Research and development(1)	41,264	51,909	82,442	34,952	52,691
Sales and marketing(1)	133,794	168,817	168,634	81,061	95,674
General and administrative(1)	34,286	39,603	71,918	33,253	41,710
Restructuring charges	752	—	—	—	—
Goodwill impairment	8,418	9,174	—	—	—
Total operating expenses	218,514	269,503	322,994	149,266	190,075
Operating loss	(63,332)	(76,054)	(55,872)	(25,639)	(29,729)
Total other (income) expense, net	2,013	472	(6,613)	(1,336)	(4,860)
Loss before income taxes	(65,345)	(76,526)	(49,259)	(24,303)	(24,869)
Provision for (benefit from) income taxes	(1,219)	(976)	955	288	554

Net loss	$(64,126)	$(75,550)	$(50,214)	$(24,591)	$(25,423)

Net loss attributable to common shareholders—basic and diluted(3)	$(64,126)	$(75,550)	$(50,214)	$(24,591)	$(25,423)

Net loss per share attributable to common shareholders—basic and diluted(3)	$(11.39)	$(1.95)	$(0.68)	$(0.35)	$(0.32)

Non-GAAP Financial Data (unaudited)
Non-GAAP operating loss(4)	$(37,425)	$(44,971)	$(14,383)	$(6,200)	$(4,292)
Free cash flow(5)	(17,496)	(18,545)	12,206	(5,371)	(19,651)
Calculated billings(6)	232,910	314,520	423,366	194,095	235,406

(1)	The stock-based compensation expense included above was as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019	2019	2020
				(unaudited)
	(in thousands)
Cost of revenue	$976	$1,665	$3,122	$1,449	$2,673
Research and development	2,391	3,179	6,666	2,919	5,474
Sales and marketing	3,789	5,492	8,736	4,276	5,771
General and administrative	4,601	5,585	15,825	7,340	8,060

Total stock-based compensation	$11,757	$15,921	$34,349	$15,984	$21,978

The amortization of acquired intangibles included above was as follows:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019	2019	2020
				(unaudited)
	(in thousands)
Cost of revenue	$3,717	$4,020	$4,854	$2,400	$2,295
Research and development	—	—	—	—	—
Sales and marketing	1,913	1,951	2,271	1,048	1,156
General and administrative	102	17	15	7	8

Total amortization of acquired intangibles	$5,732	$5,988	$7,140	$3,455	$3,459

(2)

This includes the impact of the adoption of the new revenue recognition accounting standard ASC 606 effective January  1, 2019. Prior periods have not been revised as we have adopted under the modified retrospective approach. See Note 2 of the notes to our consolidated financial statements included in our 2019 Annual Report incorporated by reference herein for additional information.

(3)

See Note 14 of the notes to our consolidated financial statements included in our 2019 Annual Report incorporated by reference herein for an explanation of the method used to calculate basic and diluted net loss per share attributable to common shareholders and the weighted-average number of shares used in the computation of the per share amounts.

(4)

We calculate non-GAAP operating loss as operating loss before stock-based compensation expense, amortization of acquired intangibles, and goodwill impairments. For more information about non-GAAP operating loss and a reconciliation of non-GAAP operating loss to operating loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP, see “Use and Reconciliation of Non-GAAP Financial Measures” below in this section.

(5)

We define free cash flow as net cash (used in) provided by operating activities less cash used for the purchase of property and equipment. For more information about free cash flow and a reconciliation of free cash flow to net cash used in operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Use and Reconciliation of Non-GAAP Financial Measures” below in this section.

(6)

We define calculated billings as total revenue plus the changes in deferred revenue and contract liabilities in the period. For more information about calculated billings and a reconciliation of calculated billings to revenue, the most directly comparable financial measure calculated and presented in accordance with GAAP, see “Use and Reconciliation of Non-GAAP Financial Measures” below in this section.

	As of December 31,		As of June 30,
	2018	2019(1)	2020(1)
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$142,322	$466,950	$474,411
Working capital (excluding deferred revenue)	146,886	455,347	485,131
Total assets	322,932	807,267	828,221
Deferred revenue (current and noncurrent)	134,653	161,241	167,719
Total liabilities	213,379	343,545	328,019
Total shareholders’ equity	109,553	463,722	500,202

(1)

This includes the impact of the adoption of the new revenue recognition accounting standard ASC 606 effective January 1, 2019. Prior periods have not been revised as we have adopted under the modified retrospective approach. See Note  2 of the notes to our consolidated financial statements included in our 2019 Annual Report incorporated by reference herein for additional information.

Use and Reconciliation of Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we have disclosed non-GAAP operating loss, free cash flow, and calculated billings, which are non-GAAP financial measures. We have provided a reconciliation of each non-GAAP financial measure used in this prospectus supplement to its most directly comparable GAAP financial measure.

•

Non-GAAP operating loss: Non-GAAP operating loss is a non-GAAP financial measure used by our management and Board of Directors in measuring trends and financial performance. We consider non-GAAP operating loss to be an important measure because we believe it provides useful information in understanding and evaluating our operating results period-over-period without the impact of certain expenses that do not directly correlate to our operating performance and that vary significantly from period to period. Non-GAAP operating loss excludes stock-based compensation expense, amortization expense from acquired intangible assets, and goodwill impairments from GAAP operating loss.

•

Free cash flow: Free cash flow is a non-GAAP financial measure used by our management and Board of Directors in facilitating period-to-period comparisons of liquidity. We consider free cash flow to be an important measure because it measures the amount of cash we generate from our operations after our capital expenditures and reflects changes in working capital. We use free cash flow in conjunction with traditional GAAP measures as part of our overall assessment of liquidity. Free cash flow is the total of net cash used in operating activities and purchases of property and equipment.

•

Calculated billings: Calculated billings is a non-GAAP financial measure used by our management and Board of Directors to measure our subscription sales activity for a particular period, to compare subscription sales activity across periods, and as an indicator of future subscription revenue. Calculated billings is total revenue, which is recognized ratably over the subscription term, plus the changes in deferred revenue and contract liabilities in the period.

Management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, and to evaluate financial performance and liquidity. We believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our results, prospects, and liquidity and in comparing our financial results to those of other companies.

Our definitions of non-GAAP operating loss, free cash flow, and calculated billings may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP operating loss, free cash flow, and calculated billings should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

We provide investors and other users of our financial information reconciliations of non-GAAP operating loss, free cash flow, and calculated billings to the related GAAP financial measures, operating loss, net cash used in operating activities, and revenue. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP operating loss, free cash flow, and calculated billings in conjunction with the related GAAP financial measure.

The following schedule reflects our non-GAAP financial measures and reconciles our non-GAAP financial measures to the related GAAP financial measures:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019(1)	2019(1)	2020(1)
	(unaudited) (in thousands)
Non-GAAP Financial Measures:
Non-GAAP operating loss	$(37,425)	$(44,971)	$(14,383)	$(6,200)	$(4,292)
Free cash flow	(17,496)	(18,545)	12,206	(5,371)	(19,651)
Reconciliation of Non-GAAP Financial Measures:
Non-GAAP Operating Loss:
Operating loss	$(63,332)	$(76,054)	$(55,872)	$(25,639)	$(29,729)
Stock-based compensation expense	11,757	15,921	34,349	15,984	21,978
Amortization of acquired intangibles	5,732	5,988	7,140	3,455	3,459
Goodwill impairment	8,418	9,174	—	—	—

Non-GAAP Operating Loss	$(37,425)	$(44,971)	$(14,383)	$(6,200)	$(4,292)

Free Cash Flow:
Net cash (used in) provided by operating activities	$(3,541)	$(3,062)	$22,386	$(421)	$(16,095)
Purchases of property and equipment	(13,955)	(15,483)	(10,180)	(4,950)	(3,556)

Free cash flow	$(17,496)	$(18,545)	$12,206	$(5,371)	$(19,651)

(1)

This includes the impact of the adoption of the new revenue recognition accounting standard ASC 606 effective January  1, 2019. Prior periods have not been revised as we have adopted under the modified retrospective approach. See Note 2 of the notes to our consolidated financial statements included in our 2019 Annual Report incorporated by reference herein for additional information.

The following schedule reflects calculated billings and reconciles to GAAP revenue. In addition to the defined reconciling items for calculated billings, the first quarter of 2019 also includes one-time reconciling adjustments related to the impact of adoption of accounting standard ASC 606 as of January 1, 2019:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2018	2019	2019	2020
	(unaudited) (in thousands)
Total revenue	$213,159	$272,098	$382,421	$176,269	$227,930
Add:
Deferred revenue (end of period)	92,231	134,653	161,241	138,811	167,719
Contract liabilities (end of period)	—	—	5,197	4,508	6,195
Impact of adoption of ASC 606 on deferred revenue	—	—	11,250	11,250	—
Less:
Deferred revenue (beginning of period)	(72,480)	(92,231)	(134,653)	(134,653)	(161,241)
Contract liabilities (beginning of period)	—	—	—	—	(5,197)
Impact of adoption of ASC 606 on contract liabilities	—	—	(2,090)	(2,090)	—

Calculated billings	$232,910	$314,520	$423,366	$194,095	$235,406

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus supplement and accompanying prospectus and the documents incorporated by reference herein, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our periodic reports on file with the SEC, before deciding whether to purchase shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also impair our business operations. If any of the events or circumstances described in any of the following risk factors or those in documents incorporate by reference actually occurs, our business, operating results, financial condition, cash flows, and prospects could be materially and adversely affected. In that event, the price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business

Please read carefully the “Risk Factors” beginning on page 13 of our 2019 Annual Report. Please also read carefully the risk factor “The recent novel coronavirus pandemic could adversely affect our business, financial condition, results of operations, and cash flows” under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020. To the extent the COVID-19 pandemic adversely affects our business, results of operations and financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Relating to this Offering and Ownership of Our Common Stock

Our stock price has been and likely will continue to be volatile and may decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.

The market price and trading volume of our common stock may fluctuate significantly regardless of our operating performance, in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our results of operations;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations, or capital commitments;

•	changes in our Board of Directors or management;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	sales of large blocks of our common stock, including sales by our executive officers, directors, or significant shareholders;

•	lawsuits threatened or filed against us;

•	changes in laws or regulations applicable to our business;

•	the expiration of contractual lock-up agreements;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging, and other derivative transactions involving our common stock;

•	general economic conditions in the United States and internationally;

•	other events or factors, including those resulting from war, incidents of terrorism, pandemics, or responses to these events; and

•	the other factors described in these risk factors.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and harm our business, financial condition, and results of operations.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock, particularly sales by our directors and executive officers, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

In connection with this offering, subject to certain exceptions, all of our executive officers and directors have agreed to enter into lock-up agreements that restrict their ability to sell or transfer shares of our common stock for 45 days from the date of this prospectus supplement. The representative may, in its sole discretion, permit our shareholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

In addition, as of June 30, 2020, there were 6,612,692 shares of common stock issuable upon exercise of outstanding options and vesting of outstanding RSUs. We have filed registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable securities laws, applicable vesting requirements, and the lock-up agreements described above to the extent such shares are held by our executive officers and directors.

Certain holders of our common stock or their permitted transferees are entitled to rights, subject to some conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or our shareholders.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business, our market, and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or publish inaccurate or negative reports about our business, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a return.

Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds we receive for general corporate purposes, which will likely include funding acquisitions or investments in complementary businesses, products, services, technologies, or other assets. As of the date of this prospectus, we have not entered into any definitive agreements or commitments with respect to any specific acquisitions or investments, but we are engaged in active discussions regarding such acquisition opportunities. We cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations, the status of our development, the level of our sales and marketing activities, the pace of our international expansion plans, and our investments and acquisitions. The net proceeds may be used for purposes that do not increase the value of our business or increase the risks to you, which could cause the price of our stock to decline. Until net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Provisions in our charter documents and under Washington law could make an acquisition of our company more difficult and limit attempts by our shareholders to replace or remove our current management.

Our amended and restated articles of incorporation, or our Articles, and our amended and restated bylaws, or our Bylaws, include a number of provisions that may have the effect of deterring takeovers or delaying or preventing changes in control or changes in our management that a shareholder might deem to be in his or her best interest. These provisions include the following:

•	our Board of Directors may issue up to 20,000,000 shares of preferred stock, with any rights or preferences as it may designate;

•

our Articles and Bylaws provide (1) for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders, (2) that a director may only be removed from the Board of Directors for cause by the affirmative vote of our shareholders, (3) that vacancies on our Board of Directors may be filled only by the Board of Directors, and (4) that only our Board of Directors may change the size of our Board of Directors, which provisions together generally make it more difficult for shareholders to replace a majority of our Board of Directors;

•	Washington law, our Articles, and Bylaws limit the ability of shareholders from acting by written consent by requiring unanimous written consent for shareholder action to be effective;

•	our Bylaws limit who may call a special meeting of shareholders to our Board of Directors, chairperson of our Board of Directors, chief executive officer, or president;

•

our Bylaws provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide timely advance written notice to us, and specify requirements as to the form and content of a shareholder’s notice, which may preclude shareholders from bringing matters before a meeting of shareholders or from making nominations for directors at a meeting of shareholders;

•

our Articles do not provide for cumulative voting for our directors, which may make it more difficult for shareholders owning less than a majority of our common stock to elect any members to our Board of Directors; and

•

our Articles and Bylaws provide that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our common stock entitled to vote generally in the election of directors, voting together as a single group.

Additionally, unless approved by a majority of our “continuing directors,” as that term is defined in our Articles, specified provisions of our Articles may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our common stock entitled to vote on the action, voting together as a single group, including the following provisions:

•

those providing that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our common stock entitled to vote generally in the election of directors, voting together as a single group;

•

those providing for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders;

•	those providing that a director may only be removed from the Board of Directors for cause by the affirmative vote of our shareholders;

•	those providing that vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office or by the sole remaining director;

•	those providing that only our Board of Directors may change the size of our Board of Directors;

•

those requiring the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our common stock entitled to vote on the action, voting together as a single group, to amend or repeal specified provisions of our Articles; and

•	those that limit who may call a special meeting of shareholders to only our Board of Directors, chairperson of our Board of Directors, chief executive officer, or president.

The provisions described above may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our Board of Directors, which is responsible for appointing our management. In addition, because we are incorporated in the State of Washington, we are governed by the provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibits certain business combinations between us and certain significant shareholders unless specified conditions are met. These provisions may also have the effect of delaying or preventing a change in control of our company, even if this change in control would benefit our shareholders. See the section of the accompanying prospectus titled “Description of Capital Stock.”

We have never paid cash dividends and do not anticipate paying any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends on our capital stock may be prohibited or limited by the terms of future debt financing arrangements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $482.9 million (or approximately $555.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, which will likely include funding acquisitions or investments in complementary businesses, products, services, technologies, or other assets, and may include continued investment in our sales and marketing efforts, product development, general and administrative matters, and working capital. One of our primary growth strategies continues to be to pursue opportunities to acquire businesses that enable us to expand our content, suite of solutions and international presence, and at any time, including as of the date of this prospectus supplement, we are engaged in active discussions regarding such acquisition opportunities. Although we have not entered into any definitive agreements or commitments with respect to these acquisitions at this time, if any such transactions are consummated we may use all or a substantial portion of the proceeds from this offering to fund the purchase price of those acquisitions or to replenish our existing cash resources used for that purpose.

We cannot specify with certainty all of the particular uses of the net proceeds that we will receive from this offering and have not quantified or allocated any specific portion of the net proceeds or range of net proceeds to any particular purpose. Accordingly, we will have broad discretion in using these proceeds. Furthermore, the amount and timing of our actual expenditures will depend on numerous factors, including the cash used in or generated by our operations and the status of our acquisition opportunities, as well as the level of our sales and marketing activities and the pace of our international expansion plans. Pending the use of proceeds as described above, we plan to invest the net proceeds that we receive in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis to reflect the completion of this offering of our common stock, based on the public offering price of $127.00 per share, after deducting the estimated underwriting discount and estimated offering expenses payable by us and assuming such net proceeds are held as cash or cash equivalents.

You should read this table in conjunction with our unaudited condensed consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the three months ended June 30, 2020 incorporated by reference herein.

	As of June 30, 2020
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$474,411	957,361

Total shareholders’ equity:	—	—
Preferred stock, $0.0001 par value—20,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value—600,000,000 shares authorized, and 79,539,026 shares issued and outstanding, actual; 600,000,000 shares authorized and 83,476,033 shares issued and outstanding, as adjusted	8	8
Additional paid-in capital	1,037,470	1,520,420
Accumulated other comprehensive income (loss)	(1,659)	(1,659)
Accumulated deficit	(535,617)	(535,617)

Total shareholders’ equity	500,202	983,152

Total capitalization	$500,202	983,152

The number of shares of our common stock to be outstanding after the closing of this offering is based on 79,539,026 shares of our common stock outstanding as of June 30, 2020 and excludes:

•

4,379,734 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2020, with a weighted average exercise price of $24.84 per share, and 2,232,958 shares of common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2020;

•	9,111,608 shares of common stock reserved for future issuance under our 2018 Plan, as of June 30, 2020; and

•	1,851,268 shares of common stock reserved for future issuance under our ESPP, as of June 30, 2020.

Our 2018 Plan and our ESPP provide for automatic annual increases in the number of shares reserved thereunder.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after the closing of this offering. Our net tangible book value as of June 30, 2020 was $379.7 million, or $4.77 per share.

After giving effect to the sale of 3,937,007 shares of common stock offered by us in this offering, and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been $862.6 million, or $10.33 per share. This represents an immediate increase in net tangible book value of $5.56 per share to existing shareholders and an immediate dilution in net tangible book value of $116.67 per share to investors purchasing shares of our common stock in this offering at the public offering price.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$127.00
Net tangible book value per share as of June 30, 2020, before giving effect to this offering	$4.77
Increase in net tangible book value per share attributable to new investors	5.56

As adjusted net tangible book value per share after giving effect to this offering		10.33

Dilution in as adjusted net tangible book value per share to new investors in this offering		$116.67

Except as otherwise indicated, the above discussion and table are based on 79,539,026 shares of common stock outstanding as of June 30, 2020, do not reflect any other issuance of our securities after that date, and exclude the following:

•

4,379,734 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2020, with a weighted average exercise price of $24.84 per share, and 2,232,958 shares of common stock issuable upon the vesting of restricted stock units outstanding as of June 30, 2020;

•	9,111,608 shares of common stock reserved for future issuance under our 2018 Plan, as of June 30, 2020; and

•	1,851,268 shares of common stock reserved for future issuance under our ESPP, as of June 30, 2020.

Our 2018 Plan and our ESPP provide for automatic annual increases in the number of shares reserved thereunder. To the extent that options are exercised, new options or restricted stock units are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR

NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with state, local, or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax on net investment income, partnerships and other pass-through entities and investors in such pass-through entities, or entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning, and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or non-U.S. tax consequences or any U.S. federal tax consequences other than income and estate taxes.

For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is not a U.S. Holder. For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Also, partnerships or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Distributions

Subject to the discussions below regarding backup withholding and foreign accounts, distributions (other than certain distributions of our stock), if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder generally will be required to provide us or other applicable payors with a properly executed IRS Form W-8BEN, Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, U.S. Treasury regulations and the relevant tax treaty generally provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular rates, unless a specific income tax treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock (other than certain distributions of our stock), if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described under the heading “Gain on Disposition of Our Common Stock,” below.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (1) above, you will be required to pay tax on the net gain derived from the sale or other disposition at regular U.S. federal net capital gain tax rates, unless a specific income tax treaty exemption applies, and corporate Non-U.S. Holders described in (1) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (2) above, you will be required to pay a flat 30% tax on the gain derived from the sale or other disposition, or such reduced rate as is specified by an applicable income tax treaty, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (3) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to taxing authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations generally will be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), generally impose a U.S. federal withholding tax of 30% on payments of dividends on, and (subject to the proposed U.S. Treasury regulations discussed below) the gross proceeds of a sale or other disposition of, our common stock made to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. taxing authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, such institution complies with the requirements of such agreement. This U.S. federal withholding tax of 30% generally will also apply on payments of dividends on, and (subject to the proposed U.S. Treasury regulations discussed below) the gross proceeds of a sale or other disposition of, our common stock made to a non-financial foreign entity (as specifically defined by applicable rules) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of such taxes.

Proposed U.S. Treasury regulations eliminate U.S. federal withholding tax under FATCA on payments of gross proceeds. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued, but such U.S. Treasury regulations may be subject to change.

Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. LAW, OR U.S. FEDERAL TAX LAW OTHER THAN INCOME AND ESTATE TAX LAW.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC	1,259,845
BofA Securities, Inc.	767,716
Morgan Stanley & Co. LLC	314,961
Citigroup Global Capital Markets Inc	275,590
Needham & Company, LLC	216,535
Canaccord Genuity LLC	157,480
JMP Securities LLC	157,480
Mizuho Securities USA LLC	157,480
Piper Sandler & Co	157,480
Raymond James & Associates, Inc.	157,480
Stifel, Nicolaus & Company, Incorporated	157,480
William Blair & Company L.L.C.	157,480

Total	3,937,007

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 590,551 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 590,551 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$4.1275	$4.1275
Total	$16,249,996	$18,687,496

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $2.4765 per share from the public offering price. After the initial offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and all of our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement, except with the prior written consent of the representative.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.8 million, which includes up to $30,000 of expenses payable to the underwriters for certain FINRA-related expenses.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common shares (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require us or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington. The underwriters are being represented by Cooley LLP, Seattle, Washington.

EXPERTS

The financial statements incorporated in this Prospectus Supplement by reference from Avalara, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Avalara, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the adoption of the new revenue and lease standards and (2) express an adverse opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus supplement relating to a contract or document filed as an exhibit is qualified by reference to the filed exhibit.

We are required to file periodic reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding registrants that file electronically. We also maintain a website at investor.avalara.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus. We incorporate by reference into this prospectus the documents listed below that we have filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus (other than information “furnished” under

Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until any offering made by this prospectus is completed or terminated. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus.

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020;

(b)	Our Current Reports on Form 8-K filed on January 31, 2020, March 31, 2020, April 2, 2020, June 5, 2020, June 16, 2020, and our Current Report on Form 8-K/A filed on July 31, 2020; and

(c)	The description of our common stock included in our registration statement on Form 8-A filed on June 11, 2018, including any amendments or reports filed for the purpose of updating such descriptions.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Avalara, Inc., 255 S. King Street, Suite 1800, Seattle, WA 98104, (206) 826-4900, Attention: Legal Department. Copies of the above reports may also be accessed from our web site at investor.avalara.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies, supersedes or replaces such statement.

PROSPECTUS

AVALARA, INC.

We or selling security holders may offer from time to time shares of common stock in one or more offerings. When we or selling security holders decide to sell common stock, we will provide specific terms of the offered common stock, including the amount of common stock offered, in a prospectus supplement. We or selling security holders may offer and sell common stock to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis.

You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell common stock unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “AVLR.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus, as well as risks described in other documents that we include or that are incorporated by reference herein, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this common stock or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2020.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the automatic “shelf” registration process available to “well-known seasoned issuers” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we or selling security holders may sell shares of our common stock in one or more offerings. There is no limit on the aggregate amount of common stock we or selling security holders may offer pursuant to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of our common stock. Each time we or selling security holders offer common stock, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered common stock. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should carefully read both this prospectus and any accompanying prospectus supplement together with additional information described below under “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the common stock offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus filed with the SEC. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell the common stock. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date. Unless the context otherwise requires, we use the terms “Avalara,” the “Company,” “we,” “us,” and “our” in this prospectus to refer to Avalara, Inc. and, where appropriate, our consolidated subsidiaries.

AVALARA, INC.

Avalara’s motto is “Tax compliance done right.” The rise of digital commerce and international trade, coupled with constantly shifting taxation and reporting obligations imposed by the global patchwork of local, regional, state, and national taxing authorities, has created a tremendously complex and onerous compliance burden for businesses of all sizes. Avalara’s mission is to provide solutions for this challenge, allowing companies to focus on their core operations. We provide a leading suite of cloud-based solutions designed to improve accuracy and efficiency by automating the processes of determining taxability, identifying applicable tax rates, determining and collecting taxes, preparing and filing returns, remitting taxes, maintaining tax records, and managing compliance documents. Our vision is to be the global cloud compliance platform.

Our principal executive offices are located at 255 South King Street, Suite 1800, Seattle, Washington 98104, and our telephone number is (206) 826-4900. Our website is www.avalara.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. We were incorporated in the State of Washington in August 1999 under the name Advantage Solutions, Inc. and changed our name to Avalara, Inc. in December 2005.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until any offering made by this prospectus is completed or terminated:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020;

(c)	Our Current Reports on Form 8-K filed on January 31, 2020, March 31, 2020, April 2, 2020, June 5, 2020, June 16, 2020, and our Current Report on Form 8-K/A filed on July 31, 2020; and

(d)	The description of our common stock included in our registration statement on Form 8-A filed on June 11, 2018, including any amendments or reports filed for the purpose of updating such descriptions.

Our SEC filings are available to the public on the SEC’s website at www.sec.gov, which contains reports, proxies and information statements and other information regarding registrants that file electronically. We also maintain a website at investor.avalara.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or telephoning us at the following address or phone number:

Avalara, Inc.

Attention: Secretary

255 South King Street, Suite 1800

Seattle, Washington 98104

(206) 826-4900

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding future events or our future results of operations, financial condition, business, strategies, acquisitions, financial needs, and the plans and objectives of management, are forward-looking statements. In some cases you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “likely,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. We have based these forward-looking statements largely on our current plans, expectations, and projections about future events and financial trends that we believe may affect our results of operations, financial condition, business, strategies, financial needs, and the plans and objectives of management. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part completely and with an understanding that our actual future results may be materially different from what we expect. Forward-looking statements are based on information available to our management as of the date of this prospectus and our management’s good faith belief as of such date with respect to future events and are subject to a number of risks, uncertainties, and assumptions that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to sustain our revenue growth rate, to achieve or maintain profitability, and to effectively manage our anticipated growth;

•	our ability to attract new customers on a cost-effective basis and the extent to which existing customers renew and upgrade their subscriptions;

•	the timing of our introduction of new solutions or updates to existing solutions;

•	our ability to successfully diversify our solutions by developing or introducing new solutions or acquiring and integrating additional businesses, products, services, or content;

•	our ability to maintain and expand our strategic relationships with third parties;

•	our ability to deliver our solutions to customers without disruption or delay;

•	our exposure to liability from errors, delays, fraud, or system failures, which may not be covered by insurance;

•	our ability to expand our international reach;

•	the potential effects on our business of events beyond our control such as the current novel coronavirus (“COVID-19”) pandemic; and

•

other factors discussed in other sections of this prospectus and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus and incorporated by reference in this prospectus from our periodic reports on file with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our periodic reports on file with the SEC and incorporated by reference herein.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Further, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on our forward-looking statements and you should not rely on forward-looking statements as predictions of future events. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements. The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our common stock. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

USE OF PROCEEDS

Our management team will have broad discretion in using the net proceeds from our sale of common stock under this prospectus and any applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of common stock that we may offer from time to time under this prospectus and any applicable prospectus supplement for working capital and general corporate purposes. We may also invest the proceeds in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government. If we decide to use the net proceeds from a particular offering of common stock for a specific purpose, we will describe that in the related prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of common stock by selling security holders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain terms of our capital stock. This summary does not purport to be complete and is qualified by reference to the provisions of our amended and restated articles of incorporation (our “Articles”), our amended and restated bylaws (our “Bylaws”) and the Ninth Amended and Restated Investors’ Rights Agreement, dated September 12, 2016, as amended, by and among the Company and each of the investors listed therein, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Washington law.

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

There were 79,596,539 shares of our common stock outstanding, held by 106 shareholders of record, and no shares of our preferred stock outstanding, as of July 30, 2020. Our Board of Directors is authorized to issue additional shares of our capital stock without shareholder approval.

Common Stock

Dividend Rights

Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Voting Rights

Each share of our common stock entitles its holder to one vote on all matters voted on by the shareholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our Articles. Our Articles establish a classified Board of Directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of shareholders, with the directors in other classes continuing for the remainder of their three-year terms.

Liquidation, Dissolution and Winding Up

Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time, in the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Preemptive or Other Rights

Holders of our common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock by us could have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Certain holders of our common stock or their permitted transferees are entitled to rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our shareholders. These rights include demand registration rights, short form registration rights and piggyback registration rights. We refer to these shares as “registrable securities.”

These registration rights will terminate:

•	on September 12, 2024;

•

with respect to any holder of registrable securities holding, together with its affiliates, less than 1% of our outstanding capital stock following this offering, when such holder is able to sell all of its registrable securities during a three-month period without registration in compliance with Rule 144 of the Securities Act (assuming for this purpose that any holder of at least 250,000 shares of registrable securities as of September 12, 2016 is an “affiliate” within the meaning of Rule 144); or

•

upon (1) a sale, lease, transfer, or other disposition of all or substantially all of our assets taken as a whole, or (2) the acquisition of shares of our capital stock representing a majority of our combined ordinary voting power by any person or entity, or any “group” as defined in Regulation 13D under the Exchange Act, by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, but excluding (a) any bona fide financing transaction, the proceeds of which are not intended to be used by us to purchase, redeem, or otherwise acquire for value any of our capital stock or other equity securities, or (b) any reorganization, merger, or consolidation involving us or one of our subsidiaries in which the shares of our capital stock outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for, shares of capital stock that continue to represent, immediately following such transaction, a majority of the combined ordinary voting power of the outstanding capital stock of the surviving or resulting corporation, or if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such transaction, of the parent corporation of the surviving or resulting corporation.

We will pay the registration expenses (other than underwriting discounts, selling commissions, and stock transfer taxes) in connection with the registrations described below, including the reasonable fees and disbursements of one counsel for participating holders of registrable securities. In an underwritten offering, the underwriters have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Anti-Takeover Provisions of Washington Law, our Articles and Bylaws

Washington Anti-Takeover Law

Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in specified “significant business transactions” with an “acquiring person.” This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage unsolicited attempts to acquire us. An “acquiring person” is generally defined as a person or group of persons that beneficially owns the voting shares entitled to cast votes comprising 10% or more of the voting power of the target corporation. The target corporation may not engage in “significant business transactions,” as defined in Chapter 23B.19, for a period of five years after the date of the transaction in which the person became an acquiring person, unless (1) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the share acquisition causing the person to become an “acquiring person,” or (2) the significant business transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the votes entitled to be cast by the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. “Significant business transactions” include, among other things:

•	a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•

a termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the acquiring person’s acquisition of 10% or more of the shares, whether at one time or over the five-year period following the share acquisition;

•	a transaction in which the acquiring person is allowed to receive a disproportionate benefit as a shareholder; or

•	liquidating or dissolving the target corporation.

After the five-year period, a “significant business transaction” may occur, as long as it complies with “fair price” provisions specified in the statute or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.

Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our Articles and Bylaws include a number of provisions that may have the effect of deterring takeovers or delaying or preventing changes in control or changes in our management that a shareholder might deem to be in the shareholder’s best interest. These provisions include the following:

•	our Board of Directors may issue up to 20,000,000 shares of preferred stock, with any rights or preferences as it may designate;

•

our Articles and Bylaws provide (1) for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders, (2) that a director may only be removed from the Board of Directors for cause by the affirmative vote of our shareholders, (3) that vacancies on our Board of Directors may be filled only by the Board of Directors, and (4) that only our Board of Directors may change the size of our Board of Directors, which provisions together generally make it more difficult for shareholders to replace a majority of our Board of Directors;

•	Washington law, our Articles, and Bylaws limit the ability of shareholders from acting by written consent by requiring unanimous written consent for shareholder action to be effective;

•	our Articles and Bylaws limit who may call a special meeting of shareholders to only our Board of Directors, chairperson of our Board of Directors, chief executive officer, or president;

•

our Bylaws provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide timely advance written notice to us in writing, and specify requirements as to the form and content of a shareholder’s notice, which may preclude shareholders from bringing matters before a meeting of shareholders or from making nominations for directors at a meeting of shareholders;

•

our Articles do not provide for cumulative voting for our directors, which may make it more difficult for shareholders owning less than a majority of our capital stock to elect any members to our Board of Directors; and

•

our Articles and Bylaws provide that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote generally in the election of directors, voting together as a single group.

Additionally, unless approved by a majority of our “continuing directors,” as that term is defined in our Articles, specified provisions of our Articles may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote on the action, voting together as a single group, including the following provisions:

•

those providing that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote generally in the election of directors, voting together as a single group;

•

those providing for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders;

•	those providing that a director may only be removed from the Board of Directors for cause by the affirmative vote of our shareholders;

•	those providing that vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office or by the sole remaining director;

•	those providing that only our Board of Directors may change the size of our Board of Directors;

•

those requiring the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote on the action, voting together as a single group, to amend or repeal specified provisions of our Articles; and

•	those that limit who may call a special meeting of shareholders to only our Board of Directors, chairperson of our Board of Directors, chief executive officer or president.

Transfer Agent and Register

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219 and its telephone number is (800) 937-5449. Our shares of common stock will be issued in uncertificated form only, subject to limited exceptions.

Listing

Our common stock is listed on the New York Stock Exchange, under the symbol “AVLR.”

PLAN OF DISTRIBUTION

We or selling security holders may offer and sell our common stock being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	otherwise through a combination of any of the above methods of sale; or

•	through other means permitted pursuant to applicable law.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in an accompanying prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington. If the shares of common stock are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Avalara, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Avalara, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the adoption of the new revenue and lease standards and (2) express an adverse opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

3,937,007 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	BofA Securities	Morgan Stanley	Citigroup

Needham & Company	Canaccord Genuity	JMP Securities	Mizuho Securities

Piper Sandler	Raymond James	Stifel	William Blair